FOR IMMEDIATE RELEASE

                                   Media Contact:    Emory Epperson
                                                     (714) 727-7958

                                   Analyst Contact:  Janine Whittington
                                                     (714) 727-7780


                 AST REACHES AGREEMENT WITH SAMSUNG ELECTRONICS

            FOR SIGNIFICANT ADDITIONAL SUPPORT IN TURNAROUND EFFORTS


IRVINE, Calif., Dec. 21, 1995 -- AST Research Inc. (ASTA-NASDAQ) today announced it has reached final agreement with Samsung Electronics that will provide significant support to AST, including credit and vendor benefits that are more favorable to AST than those originally contemplated by the letter of intent previously reported.

     Included under terms of the agreement is a bank credit guarantee of up to $200 million for two years, as well as a $100 million vendor credit line for component purchases from Samsung. A portion of the bank credit to be guaranteed by Samsung will be used to pay off the $50 million short-term loan recently made to AST by Samsung.

     "By significantly increasing the support levels originally outlined in the letter of intent, this agreement takes our strategic partnership with Samsung to the next level," said Ian Diery, AST president and chief executive officer. "It not only enhances our competitive position and business prospects by providing financial flexibility as we move forward on our turnaround plan, it also strengthens the bond between our companies in terms of component supply and technology sharing, which are essential elements we can leverage to provide long-term benefits and product differentiation for our customers."

     In consideration for this support and subject to Samsung fulfilling its obligations under the support arrangements, AST will grant Samsung a five-year option to purchase up to 4.4 million shares of AST common stock at one-cent per share, excercisable beginning on July 1, 1996. If the option is excercised in full, Samsung's ownership position would increase to approximately 45 percent, from its present position of approximately 40 percent. An additional Samsung-designated director also will be appointed to the AST board, allowing Samsung-designated directors to comprise a majority representation.

     In addition, certain amendments were made to the existing Stockholder Agreement with Samsung, consistent with the foregoing board representation, as well as modifications to the restrictions on Samsung's share ownership and disposition. Samsung also has expressed a willingness to provide additional support to AST in the areas of component supply, joint development, technology transfers and/or other PC-related items, although there are no binding arrangements with respect to such support. The letter of intent announced by AST on Nov. 2 has been superseded by these arrangements.

CORPORATE BACKGROUND
     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The $2.468 billion company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
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